CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF DMC GLOBAL INC.

DMC Global Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 4, 2016 and as amended on June 13, 2022 (the “A&R Certificate of Incorporation”).

2.Article VI of the A&R Certificate of Incorporation is hereby deleted and replaced in its entirety to read as follows:

“To the fullest extent permitted by law, a director or officer of the corporation shall not be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) in the case of an officer, in any action by or in the right of the corporation. If the General Corporation Law of the State of Delaware is hereafter amended, changed or modified in any way to further eliminate or limit the liability of directors or officers to the corporation or its stockholders or third parties, then directors and officers of the corporation, in addition to the circumstances in which directors and officers are not personally liable as set forth in the preceding sentence, shall also not be personally liable to the corporation or its stockholders or third parties for monetary damages to such further extent permitted by such amendment, change or modification.

Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director or officer of the corporation relating to claims arising in connection with events which took place prior to the date of such amendment, repeal or modification.”

3.Except as provided in this Certificate of Amendment, the A&R Certificate of Incorporation, as amended, is unchanged and remains in full force and effect.

4.The amendment set forth herein has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 15th  day of May, 2023.

DMC Global Inc.

By:	/s/ Michelle H. Shepston
	Name:	Michelle H. Shepston
	Title:	EVP, Chief Legal Officer and Secretary

[Signature Page to Certificate of Amendment to
Amended and Restated Certificate of Incorporation of DMC Global Inc.]